Exhibit 10.36

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this "Amendment") is made as of May 28, 2014, by and between Bayland Corporation, a California corporation ("Lessor"), and Inphi Corporation, a Delaware corporation ("Lessee").

RECITALS

A.     Pursuant to the terms of the Standard Office Lease - Gross between Lessee and Lessor, dated September 20, 2012 (the "Existing Lease"), Lessee leases certain office space consisting of approximately 28,957 rentable square feet on the 3rd floor of the building (the "Existing Premises") located at 2953 Bunker Hill Lane in Santa Clara, California.

B.     Lessor and Lessee wish to amend the Existing Lease to provide for, among other things, an expansion of the Premises and an extension of the term. The Existing Lease as amended by this Amendment is referred to herein as the "Lease."

C.     Capitalized terms not defined in this Amendment shall have the meanings given to them in the Existing Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, Lessor and Lessee agree as follows.

1.     Expansion Premises. Effective as of the Expansion Commencement Date (as defined below), the Premises shall include the entire rentable area located on the 4th floor of the Building, comprising approximately 28,957 rentable square feet (the "Expansion Premises"). From and after the Expansion Commencement Date, all references in the Existing Lease to "Premises" shall mean the Existing Premises and the Expansion Premises. For the avoidance of doubt, all rights of Lessee applicable to the Premises shall apply equally to the Expansion Premises, including, without limitation, 58 (Access), 60 (Non-Disturbance) and 61 (No Relocation); provided, however, the annual original 600 HVAC after-hours usage threshold pursuant to Section 11.3 shall now apply to the entire Premises. (For clarification purposes, an additional after-hours usage of 600 hours will not be granted.)

2.     Extension of Term. The term of the Existing Lease currently expires on April 10, 2018 (the "Existing Termination Date"). The term of the Existing Lease is hereby extended through the last day of the sixty-first 61st full calendar month following the Expansion Commencement Date. The te1m of the Lease, as extended by this Amendment is referred to herein as the "Extended Term." All references in the Existing Lease to the Term or the term of the Lease shall mean the Extended Term.

3.     Expansion Effective Date. The Expansion Commencement Date shall mean the later of (a) the date on which Lessor tenders possession of the Expansion Premises to Lessee, with all of Lessor's construction obligations "Substantially Completed" as provided in the Construction Rider attached as Exhibit A (the "Construction Rider") or, in the event of any "Lessee Delay," as defined in the Construction Rider, the date on which Lessor could have done so had there been no such Lessee Delay; or (b) the Scheduled Expansion Commencement Date (as defined below); provided, however, if Lessee actually occupies and conducts business in the Expansion Premises prior to such date, the Expansion Commencement Date shall be the first date on which Lessee actually occupies and conducts business in any portion of the Expansion Premises. The parties anticipate that the Expansion Commencement Date will occur on or about July 18, 2014 (the "Scheduled Expansion Commencement Date"); provided, however, that Lessor shall not be liable for any claims, damages or liabilities if the Expansion Premises are not ready for occupancy by the Scheduled Expansion Commencement Date When the Expansion Commencement Date has been established, Lessor and Lessee shall at the request of either party confirm the Expansion Commencement Date in writing.

4.        Base Rent.

(a)     Expansion Premises. Effective as of Expansion Commencement Date, the Existing Lease shall be amended to provide that the Base Rent for the Expansion Premises is as follows:

Months of Extended Term	Monthly Base Rent
1	$0.00
2-12	$37,553.24
13-14	$38,801.34
15-24	$73,072.99
25-36	$75,265.18
37-48	$77,523.13
49-60	$79,848.83
61-	$82,244.29

The references to months above are measured from the Expansion Commencement Date and do not refer to calendar months. Accordingly, the changes in Base Rent shown above will take effect on the same day of the month in which the Expansion Commencement Date occurs. (For example, if the Expansion Commencement Date were June 10, 2014, the Base Rent for the Expansion Premises would increase to $37,533.24 on July 10, 2014, would increase to $38,801.34 on June 10, 2015, and would increase to $73,072.99 on August 10, 2015. Accordingly, the Base Rent for the calendar months in which the increase take place will be calculated using the lower Base Rent for the portion of the calendar month prior to the adjustment date and the higher Base Rent for the portion of the calendar month from and after the adjustment date.) Base Rent for the Expansion Premises shall be payable on the first day of each calendar month, provided that Lessee shall pay the Base Rent for the second month ($37,533.24) upon Lessee's execution of this Amendment, which amount shall be applied to Base Rent for the Expansion Premises as it accrues.

(b)     Existing Premises. The Base Rent for the Existing Premises shall remain as provided in the Existing Lease through April 10, 2018. Commencing as of April 11, 2018, the Base Rent for the Existing Premises shall as follows:

Months of Term	Monthly Base Rent

4/11/18 - 4/10/19	$70,944.65
4/ 11/ 19 through expiration of Extended Term	$73,072.99

5.     Base Year. The Base Year for the Expansion Premises shall be the calendar year 2014, and Lessee's Share of Operating Expense Increase for the Expansion Premises shall be 24.71%. (The Base Year for the Existing Premises shall remain the calendar year 2013, and Lessee's Share of Operating Expense Increase for the Existing Premises shall remain 24.71%.) Notwithstanding the foregoing, in no event shall Lessee's obligation to pay Lessee's Share of Operating Expense Increase for the Expansion Premises commence until the first (1st) anniversary of the Expansion Commencement Date.

6.     Security Deposit. Concurrently with Lessee's execution of this Amendment, Lessee shall deliver to Lessor Sixty-Three Thousand Five Hundred Thirty-Three and 85/100 Dollars ($63,533.85) as an additional security deposit for Lessee's faithful performance of Lessee's obligations under the Lease. Accordingly, the total security deposit required under the Lease is One Hundred Twenty Thousand Dollars ($120,000).

7.     Extension Option. The option to extend the term of the Existing Lease set forth in Section 57 of the Existing Lease shall apply to the Expansion Premises and the Extended Term; provided, however, that Lessee may elect to exercise such option with respect to both the Expansion Premises and the Existing Premises or just the Existing Premises, which election must be made in the notice by which Lessee exercises such option. If such notice does not include such election, such notice shall be deemed Lessee's election to exercise such option with respect to both the Expansion Premises and the Existing Premises. All other provisions of the option to extend set forth in Section 57 of the Existing Lease shall remain the same.

8.     Subleasing Improvements. Effective as of the Expansion Commencement Date, Section 12.4(f) of the Existing Lease is amended to provide that, in addition to the costs that Lessee is entitled to deduct before calculating the split of sublease profits between Lessor and Lessee set forth in Section 12.4(f) of the Existing Lease, Lessee shall be entitled to deduct the costs, if any, incurred by Lessee in constructing a common corridor to serve the portion of the Premises that are sublet.

9.     No Existing Mortgage. Lessor hereby represents and warrants that the Office Building Project is not encumbered by any deed of trust or mortgage as of the date hereof

10.     Parking. Effective as of the Expansion Commencement Date, Section 2.2 of the Existing Lease is amended and restated in its entirety as follows: ''Vehicle Parking: Subject to the rules and regulations attached hereto, and as established by Lessor from time to time, Lessee shall be entitled to rent and use 232 parking spaces in the Office Building Project."

11.     Condition of Expansion Premises. In addition to the requirements set forth in the Construction Rider, Lessor shall deliver the Expansion Premises to Lessee on the Expansion Commencement Date in good condition and repair, including all building systems serving the Expansion Premises. Lessee shall have thirty (30) days after the Expansion Premises Commencement Date to notify Lessor of any failure of the Expansion Premises or the building systems to comply with the foregoing covenant. If Lessee so notifies Lessor, Lessor's sole obligation shall be to correct any violation at Lessor's sole cost and expense in a diligent, timely and good and workmanlike manner.

12.     Signage. The initial cost of all directory and suite identification signage for the Expansion Premises shall be borne by Lessor.

13.     Brokers. Each party hereby represents and warrants to the other party that it has not had any contact or dealings concerning this Amendment or the Premises with any broker or other person, other than Steve Gibson, Duffy D'Angelo and Dave Schmidt of Colliers International (collectively, "Broker"), who can claim a right to a commission in connection with this transaction and each party agrees to indemnify, defend and hold the other harmless against any costs arising out of a breach of the foregoing representation and warranty. Lessor shall pay the commission due Broker pursuant to a separate agreement between Lessor and Broker

14.     Attorneys' Fees. In the event any dispute between the parties hereto should result in litigation or arbitration, the prevailing party shall be reimbursed for all reasonable costs in connection therewith, including, but not limited to, reasonable attorneys' fees.

15.    Continuation of the Lease. Except as expressly amended hereby, the terms and conditions of the Existing Lease shall remain unmodified and in full force and effect. In the event any provision of this Amendment conflicts with the Existing Lease, this Amendment shall control. All references in the Existing Lease to "this Lease" shall be deemed reference to the Existing Lease as amended by this Amendment.

16.     Integration. The Existing Lease and this Amendment constitute the entire understanding between the parties with respect to the Premises. No subsequent amendment will be effective unless it is in writing and executed by the parties.

17.     Successors and Assigns. The terms of this Amendment are binding upon and shall inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.

18.     Counterparts. This Amendment may be executed in counterparts, each of which when executed and delivered shall be an original.

19.     Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Lessor hereby notifies Lessee that neither the Building nor the Premises have been inspected by a Certified Access Specialist.

[Signatures pages to follow.]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the day and year first written above.

LESSEE:

Inphi Corporation,

a Delaware corporation

By: /s/ John S. Edmunds

Name:   John S. Edmunds

Title:    CFO

LESSOR:

Bayland Corporation,

a California corporation

By: /s/ Adam Henderson

Name:   Adam Henderson

Title:    President

Exhibit A

Construction Rider

1.        Expansion Improvements. Lessor shall engage Gidel & Kocal Construction ("Contractor") to construct and install in the Expansion Premises the improvements and fixtures provided for in this Construction Rider ("Expansion Improvements"). Upon request by Lessor, Lessee shall designate in writing an individual authorized to act as Lessee's representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

1.1.     Plans. The Expansion Improvements shall be constructed substantially as shown on the floor plan for the Expansion Premises dated May 12, 2014 ("Expansion Premises Plan"), prepared by James Crawford AIA who has been retained by Lessee as the architect for the Expansion Improvements in the Expansion Premises ("Architect").

As soon as may be reasonably practicable after execution and delivery of this Amendment, Lessee will cause the Architect will prepare and deliver to Lessee detailed plans and specifications sufficient to permit the construction of the Expansion Improvements by Lessor's contractor ("Construction Documents"). Lessor will cause Contractor to provide Lessee with a cost estimate for the work shown in the Construction Documents. Lessee and Lessor shall respond to the Construction Documents and cost estimate within three (3) days after receipt thereof, specifying any changes or modifications Lessee or Lessor desires in the Construction Documents. The Architect will then revise the Construction Documents and resubmit them to Lessee and Lessor for their approval and Lessor will cause Contractor to provide Lessee with a revised cost estimate.

Lessee shall approve or disapprove the same within three (3) days after receipt. The revised Construction Documents and cost estimate, as approved by Lessee and Lessor, are hereinafter referred to as the "Final Construction Documents" and "Final Cost Estimate," respectively.

Additional interior decorating services and advice on the furnishing and decoration of the Premises, such as the selection of fixtures, furnishings or design of mill work, shall be provided by Lessee at its expense, but shall be subject to the reasonable approval of Lessor.

1.2.     Construction. Upon approval by Lessor and Lessee of the Final Construction Documents and the Final Cost Estimate, Lessor shall cause Contractor to proceed with commercially reasonable diligence to cause the Expansion Improvements to be Substantially Completed on or prior to the Scheduled Expansion Commencement Date, in a good and workmanlike manner in accordance with the Final Construction Documents and in compliance with applicable law, including obtaining all permits and governmental approvals as may be required. The Expansion Improvements shall be deemed to be "Substantially Completed" when (i) the Expansion Improvements have been completed in a good and workmanlike manner in accordance with the Final Construction Documents and in compliance with applicable law; (ii) Lessor has received either a final inspection approval or Temporary Certificate of Occupancy from the City of Santa Clara; and, (iii) the Expansion Premises are in broom clean condition, except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural "punch list " (The definition of Substantially Completed shall also define the terms "Substantial Completion" and "Substantially Complete.")

Following Substantial Completion of the Expansion Improvements and before Lessee takes possession of the Expansion Premises (or as soon thereafter as may be reasonably practicable and in any event within thirty (30) days after Substantial Completion), Lessor and Lessee shall inspect the Expansion Premises and jointly prepare a "punch list" of agreed items of construction remaining to be completed. Lessor shall cause Contractor to complete the items set forth in the punch list as soon as commercially reasonably possible. Lessee shall reasonably cooperate with and accommodate Lessor and Contractor in completing the items on the punch list, provided that in the completion of such items, Lessor shall make commercially reasonable efforts to minimize any interference with Lessee's occupancy of the Expansion Premises.

1.3.     Cost of Expansion Improvements. Lessor shall contribute up to $579,140 ("TI Allowance") toward the cost of the design (including preparation of space plans and Construction Documents), construction and installation of the Expansion Improvements. In addition, if the Tenant Improvements require any tenting of the existing light fixtures in the Expansion Premises, any seismic upgrades to the sprinkler system in the Expansion Premises or any code compliance upgrades to the base building improvements, Lessor shall pay the costs of such tenting, seismic and code compliance upgrades ("Tenting and Upgrade Obligations"). The balance, if any, of the cost of the Expansion Improvements ("Additional Cost") shall be paid by Lessee. Lessee shall pay Lessor 50% of the Additional Cost based upon the Final Cost Estimate prior to the commencement of construction of the Expansion Improvements. The balance of the actual Additional Cost shall be paid to Lessor upon Substantial Completion of the Expansion Improvements, within ten (10) days after receipt of Lessor's invoice therefor. Lessor will use commercially reasonable care in preparing the cost estimates, but they are estimates only and do not limit Lessee's obligation to pay for the actual Additional Cost of the Expansion Improvements, whether or not it exceeds the estimated amounts. Lessor will cause the Contractor to solicit bids for the three major trades (i.e., mechanical, electrical and plumbing) from at least two subcontractors for each trade. If the actual cost of the Expansion Improvements is less than the TI Allowance of

$579,140, up to $57,914 (which represents 10% of the TI Allowance) of the balance may be applied by Lessor to the cost of performing the Tenting and Upgrade Obligations. Any remaining balance shall be applied to Base Rent as and when it comes due.

1.4.     Changes. If Lessee requests any change, addition or alteration in or to any Final Construction Documents that is reasonably acceptable to Lessor ("Changes"), Lessee shall cause the Architect to prepare additional Plans implementing such Change. Lessee shall pay the cost of preparing additional Plans to the extent such cost exceeds the TI Allowance. As soon as practicable after the completion of such additional Construction Documents, Lessor shall obtain from the Contractor the estimated cost of the Changes. Within three (3) working days after receipt of such cost estimate, Lessee shall notify Lessor in writing whether Lessee approves the Change. If Lessee approves the Change, Lessor shall proceed with the Change and Lessee shall be liable for any Additional Cost resulting from the Change. If Lessee fails to approve the Change within such three

(3) day period, construction of the Expansion Improvements shall proceed as provided in accordance with the original Construction Documents.

1.5.     Delays. Lessee shall be responsible for, and shall pay to Lessor, any and all costs and expenses incurred by Lessor in connection with any delay in the commencement or completion of any Expansion Improvements and any increase in the cost of Expansion Improvements caused by (i) Lessee's failure to submit information to the Architect or approve any Construction Documents or cost estimates within the time periods required herein, (ii) any delays in obtaining any items or materials constituting part of the Expansion Improvements requested by Lessee, (iii) any Changes, or (iv) any other delay requested or caused by Lessee (collectively, "Lessee Delays

2.     Delivery of Premises. Upon Substantial Completion of the Expansion Improvements, Lessor shall deliver possession of the Expansion Premises to Lessee. If Lessor has not Substantially Completed the Expansion Improvements and tendered possession of the Expansion Premises to Lessee on or before the Scheduled Expansion Commencement Date specified in Section 3 of the Amendment to which this Construction Rider is attached, or if Lessor is unable for any other reason to deliver possession of the Premises to Lessee on or before such date, then, except as provided in the Lease, neither Lessor nor its representatives shall be liable to Lessee for any damage resulting from the delay in completing such construction obligations or delivering possession to Lessee and this Amendment shall remain in full force and effect unless and until it is terminated under the express provisions of Section 3 of the Amendment. If any delays in Substantially Completing the Expansion Improvements are attributable to Lessee Delays, then the Premises shall be deemed to have been Substantially Completed and delivered to Lessee on the date on which Lessor could have Substantially Completed the Premises and tendered the Premises to Lessee but for such Lessee Delays.

3.     Access to Premises. Lessor shall allow Lessee and Lessee's representatives to enter the Expansion Premises at least ten (10) days prior to the Expansion Commencement Date to permit Lessee to make the Expansion Premises ready for its use and occupancy, and Lessee shall not be liable for payment of Rent for the Expansion Premises during such period of early occupancy; however, all other terms and conditions of this lease amendment shall be in full force and effect. Lessee and its representatives shall not interfere with Lessor or Contractor in completing the Expansion Improvements.

Except to the extent of Lessor's gross negligence or willful misconduct, Lessee agrees that Lessor shall not be liable in any way for any injury, loss or damage which may occur to any of Lessee's property placed upon or installed in the Expansion Premises prior to the Commencement Date, the same being at Lessee's sole risk, and Lessee shall be liable for all injury, loss or damage to persons or property arising as a result of such entry into the Expansion Premises by Lessee or its representatives.

4.     Ownership of Expansion Improvements. All Expansion Improvements, whether installed by Lessor or Lessee, shall become a part of the Premises, shall be the property of Lessor and, subject to the provisions of the Lease, shall be surrendered by Lessee with the Expansion Premises, without any compensation to Lessee, at the expiration or termination of the Lease in accordance with the provisions of the Lease. Notwithstanding any provision of the Existing Lease to the contrary, Lessee shall not be obligated to remove any of the Expansion Improvements at the expiration of the term of the Lease.